Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

WESCO FINANCIAL, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (this “Agreement”) of Wesco Financial, LLC, a Delaware limited liability company (the “Company”), is adopted by BCS Holdings, LLC (the “Sole Member”), the sole member of the Company, effective as of June 24, 2011, and it completely amends and restates that certain Limited Liability Company Operating Agreement of Montana Acquisitions, LLC, dated February 3, 2011.

1. Formation of the Company. The Sole Member formed the Company on February 3, 2011 as a limited liability company in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “Act”).

2. Name. The name of the Company is “Wesco Financial, LLC”. The Company may conduct business under this name or any other name approved by the Sole Member.

3. Business Purpose. The Company may engage in any lawful activity for which a limited liability company may be organized under the Act.

4. Registered Agent and Office. The Company’s registered office and registered agent for service of process in the State of Delaware pursuant to Section 18-104 of the Act shall be The Corporation Trust Company – Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, in the County of New Castle. The identity of the Company’s registered agent and the location of the Company’s registered office may be changed at will by the Sole Member.

5. Principal Office. The principal office of the Company shall be located at 3555 Farnam Street, Suite 1440, Omaha, NE 68131. The location of the Company’s principal office may be changed at will by the Sole Member. In addition, the Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Sole Member deems advisable in its sole discretion.

6. Term. The term of the Company will be perpetual, unless sooner terminated and wound up in accordance with the Act.

7. Operating Provisions. Until such time as the Sole Member shall agree to admit any additional members to the Company, the provisions of this Agreement shall be identical to the provisions set forth in the Act to govern Delaware limited liability companies which do not adopt a written operating agreement, except to the extent otherwise provided herein.

8. Management of the Company.

(a) The Company shall be managed by its Sole Member. The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the Act or the express terms of this Agreement. The Sole Member may appoint officers, who shall have such titles and duties, as it desires. As of the date hereof, the officers of the Company shall be as follows: Charles T. Munger, President, and Marc D. Hamburg, Vice President.

(b) To the extent that the Sole Member or any officer, at law or in equity, has duties (including fiduciary duties) to the Company or to another member or to any other person that may be bound by this Agreement, such duties are hereby eliminated to the fullest extent permitted by Section 18-1101(c) of the Act. To the fullest extent permitted by the Act and applicable law, neither the Sole Member nor an officer shall be liable for punitive damages in connection with, or in respect of, any claim that any other member (or any affiliate, employee or agent thereof) may make against such Sole Member or any of its affiliates, employees or agents or such officer with respect to any act or omission of such Sole Member or such officer taken or omitted to be taken after the date hereof, and the Sole Member hereby waives its rights to recover any punitive damages therefor.

9. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Sole Member nor any officer shall be obligated for any such debt, obligation or liability of the Company by reason of being or having been a member or officer of the Company.

10. Indemnification. The Sole Member and the officers shall have no liability for the obligations of the Company except to the extent required by the Act or as otherwise provided in this Agreement. To the maximum extent authorized by the Act, the Company will indemnify the Sole Member and its affiliates, employees and agents and the officers. This indemnification includes direct and indirect costs and reasonable attorneys’ fees and expenses, which will be satisfied from Company assets only. The indemnity will be from any loss, damage, claim or liability incurred by them because of any act (other than an act of gross negligence, fraud or willful misconduct) performed on the Company’s behalf or in furthering the Company’s purpose.

11. Admission of Additional Members. One or more additional members may be admitted to the Company upon the approval of the Sole Member in its sole discretion.

12. Tax Classification. Until such time as the Sole Member admits one or more additional members in accordance with Section 11 above (or elects to change its classification to that of a corporation for federal income tax purposes), the Company shall have a single member pursuant to U.S. Treasury Regulation Section 301.7701-3 and it shall be disregarded as an entity separate from the Sole Member for federal income tax purposes.

13. Amendment. This Agreement may be modified or amended at any time by a writing signed by the Sole Member.

14. No Third Party Rights. Except as provided in Sections 7(b) and 10, no person other than the Sole Member shall (i) have any legal or equitable rights, remedies or claims under or in respect to this Agreement or (ii) be a beneficiary of any provision of this Agreement.

15. Governing Law. This Agreement, including, without limitation, its existence, validity, construction, and operating effect, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to otherwise governing principles of conflicts of law.

16. Severability. In the event that any provision of this Agreement shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or the validity or enforceability of this Agreement as a whole.

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IN WITNESS WHEREOF, the Sole Member has executed this Agreement as of the date first above written.

BCS HOLDINGS, LLC

By:	/s/ Marc D. Hamburg
	Name:	Marc D. Hamburg
	Title:	Vice President

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